UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2016

EnerNOC, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 224-9900
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated With Exit or Disposal Activities.

On September 21, 2016, the Board of Directors of EnerNOC, Inc. (the “Company”) approved an approximate 15% reduction in the Company’s global workforce as part of a broader restructuring plan designed to materially reduce the Company’s operating expenses primarily related to the Company’s subscription-based energy intelligence software business. The Company expects the restructuring to be substantially completed by the end of the fourth quarter of fiscal 2016.

The Company expects to incur pre-tax cash charges of approximately $3 million to $4 million primarily related to employee severance, benefits, and other restructuring expenses. In addition, total charges may also include non-cash charges or credits related to stock-based compensation and/or asset impairments, which the Company is unable to reliably estimate at this time. The Company anticipates that substantially all of these charges will be recognized during the third and fourth quarters of fiscal 2016. The Company plans to provide further details in an amended Form 8-K at such time as it is able to estimate the non-cash charges it expects to incur, as well as provide more detail on the impact of the restructuring on operating results in conjunction with its third quarter 2016 earnings release.

Item 7.01.    Regulation FD Disclosure.

On September 23, 2016, the Company issued a press release announcing the planned reduction in force and detailing the Company’s restructuring activities, as well as reaffirming its previously announced financial guidance for the third quarter and fiscal 2016.  The full text of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and in Exhibit 99.1, attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date:	September 23, 2016	By:	/s/ William G. Sorenson
		Name:	William G. Sorenson
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by EnerNOC, Inc. on September 23, 2016.